EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Louis R. Tomesetta and Eugene F. Hovanec, and each of them, with full power to act alone without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 relating to the registration of common stock to be issued by Registrant in connection with the merger of Multilink with and into a wholly-owned subsidiary of the Registrant and any and all amendments (including post-effective amendments and other amendments thereto) to such Registration Statement(s) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LOUIS R. TOMASETTA Louis R. Tomasetta	President and Chief Executive Officer (Chief Executive Officer)	July 3, 2003

/s/ EUGENE F. HOVANEC Eugene F. Hovanec	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2003

/s/ VINCENT CHAN Vincent Chan	Director	July 3, 2003

/s/ JAMES A. COLE James A. Cole	Director	July 3, 2003

/s/ ALEX DALY Alex Daly	Director	July 3, 2003

/s/ JOHN C. LEWIS John C. Lewis	Director	July 3, 2003